Exhibit 99.1

Moleculin Reports Second Quarter 2024 Financial Results and Provides Corporate Update

- Positive outcome from End of Phase 1B/2 Meeting with FDA

- Company proceeding with a pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) designed for possible accelerated approval of Annamycin in combination with cytarabine for the treatment of R/R AML

- Webcast replay of the Company’s recent MIRACLE trial update available here

HOUSTON, August 14, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a Phase 3 clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today reported its financial results for the quarter ended June 30, 2024.

“I am extremely pleased with our recent clinical and regulatory achievements. Of particular note, the recent positive outcome from our end of phase 1B/2 clinical trial (EOP1B/2) meeting with the US Food and Drug Administration (FDA) combined with the encouraging Annamycin data demonstrated to date, positions us well for the next phase of development for our AML program,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We are grateful to the FDA for their constructive feedback and I would like to congratulate our entire clinical team for their operational excellence in driving Annamycin forward as a potential treatment for relapsed or refractory acute myeloid leukemia (R/R AML) patients. We believe we are truly on the cusp of unlocking high-value potential for all stakeholders, and most importantly addressing a significant unmet need for R/R AML patients.”

Recent Highlights

●	Hosted webcast presentation to discuss the Company’s previously announced plans for its MIRACLE Phase 3 pivotal trial;
●	Completed EOP1B/2 meeting with FDA and planning for pivotal, adaptive Phase 3 clinical trial of Annamycin in combination with cytarabine for the treatment of R/R AML;
●

Reported additional positive efficacy findings from the Company’s Phase 1B/2 (MB-106) clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with acute myeloid leukemia (AML);

●	Announced abstract has been accepted for poster presentation at the EHA2024 Hybrid Congress being held in Madrid, Spain and virtually; and
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Recruitment began in an Investigator-initiated Phase 2 study evaluating WP1066 in combination with radiation therapy for the treatment of adults with glioblastoma (NU 21C06) in cooperation with the Company.

AML Clinical Development Update

The Company recently announced the positive discussion in and outcome of its End of Phase 1B/2 (EOP1B/2) meeting with the US Food and Drug Administration (FDA) supporting the advancement of Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) to a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US.

The EOP2 meeting was supported by second-line treatment results from the Company’s ongoing MB-106 clinical trial. As recently reported on June 14, 2024, a total of 22 subjects (Lines 1st-7th) have been enrolled (the Intent-to-Treat population, ITT) and have completed efficacy evaluations with 9 subjects (41%) achieving a composite complete remission (CRc or CR/CRi), consisting of 8 (36%) subjects with complete remission (CR) and one subject with complete remission with an incomplete recovery of peripheral blood counts (CRi), following treatment with AnnAraC.

Of the 10 ITT subjects for whom AnnAraC was administered in the 2nd line setting, 5 achieved a CR (50%) and 6 achieved a CRc (60%). Of the 14 subjects in the ITT evaluable population that were 2nd line or 3rd line treatment, 6 achieved a CR (43%) and 7 achieved a CRc (50%). The mDOR for the 9 subjects who achieved a CRc is approximately 7 months and climbing.

In its EOP1B/2 meeting, the Company obtained valuable input from the FDA and having resolved a number of key issues, believes that it has significantly de-risked the pathway to a potential approval. The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, is expected to initially utilize an adaptive design whereby the first 75 subjects will be randomized to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin. At that point, the trial will be unblinded to select the optimum dose for Annamycin. For the second half of the trial, approximately 120 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin. The selection of the optimum dose will be based not only on the absence of dose limiting toxicities but also on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

Expected Milestones for Annamycin AML Development Program

●	2H 2024 – Begin contracting with MIRACLE trial sites
●	Q1 2025 – First subject treated in MIRACLE trial
●	Q4 2025 – Recruitment update (n=40)
●	Mid 2026 – Interim data (n=75) unblinded and Optimum Dose set for MIRACLE trial
●	2026 – Begin enrollment of 3rd line subjects in MIRACLE2
●	2027 – Enrollment ends in 2nd line subjects
●	2028 – Final Data for 2nd line subjects in MIRACLE
●	2H 2028 – Begin submission of a new drug application (NDA) the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA). For more information about the ongoing MB-106 Phase 1B/2 trial, visit clinicaltrialsregister.eu and reference EudraCT 2020-005493-10 or clinicaltrials.gov and reference NCT05319587.

Summary of Financial Results for the Second Quarter 2024

Research and development (R&D) expense was $4.1 million and $3.9 million for the three months ended June 30, 2024 and 2023, respectively. The increase of $0.2 million is mainly related to sponsored research costs.

General and administrative expense was $2.1 million and $2.5 million for the three months ended June 30, 2024 and 2023, respectively. The decrease of $0.4 million is mainly related to a decrease in regulatory and legal fees.

As of June 30, 2024, the Company had cash and cash equivalents of $10.8 million and believes that the existing cash and cash equivalents as of June 30, 2024 will be sufficient to fund our planned operations into the fourth quarter of 2024. An S-1 was recently filed with the Securities and Exchange Commission indicating our intentions to raise additional cash via the issuance of equity in the amount of $12 million. We believe that our existing cash and cash equivalents as of June 30, 2024, along with the cash expected from this raise will be sufficient to fund our planned operations into the second quarter of 2025. The amount of this raise may increase or decrease. There is no guarantee that the Company will be successful in such a raise.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's forecasted cash burn rate (including its estimate of cash sufficient to meet its projected operating requirements) and the achievement of the expected milestones set forth above. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

Moleculin Biotech, Inc.

Unaudited Condensed Consolidated Balance Sheets
(in thousands)	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$10,845	$23,550
Prepaid expenses and other current assets	2,886	2,723
Total current assets	13,731	26,273
Furniture and equipment, net	221	272
Intangible assets	11,148	11,148
Operating lease right-of-use asset	475	524
Total assets	$25,575	$38,217

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$5,746	$6,815
Total current liabilities	5,746	6,815
Operating lease liability - long-term, net of current portion	420	474
Warrant liability - long term	1,704	4,855
Total liabilities	7,870	12,144
Total stockholders' equity	17,705	26,073
Total liabilities and stockholders' equity	$25,575	$38,217

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development	4,090	3,888	8,342	9,576
General and administrative and depreciation and amortization	2,095	2,523	4,520	5,190
Total operating expenses	6,185	6,411	12,862	14,766
Loss from operations	(6,185)	(6,411)	(12,862)	(14,766)
Other income:
Gain from change in fair value of warrant liability	1,696	36	3,151	75
Other income, net	11	9	22	17
Interest income, net	159	390	400	783
Net loss	(4,319)	(5,976)	(9,289)	(13,891)

Net loss per common share - basic and diluted	$(1.70)	$(3.02)	$(3.71)	$(7.13)
Weighted average common shares outstanding - basic and diluted	2,543,244	1,979,258	2,504,709	1,948,135